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                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                        Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                               November 14, 2000
                Date of Report (Date of earliest event reported)

                                SonicWALL, Inc.
             (Exact name of registrant as specified in its charter)

           California                  000-27723                77-0270079
(State or other jurisdiction of       (Commission            (I.R.S. employer
 incorporation or organization)        File No.)          identification number)

                              1160 Bordeaux Drive
                          Sunnyvale, California 94089
             (Address of principal executive offices and zip code)

                                 (408) 745-9600
              (Registrant's telephone number, including area code)


                                 Not Applicable
         (Former name or former address, if changed since last report)
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Item 2.  Acquisition or Disposition of Assets.

     Effective November 14, 2000, Pluto Acquisition Corp., a Utah corporation ("Merger Sub"), a wholly owned subsidiary of SonicWALL, Inc., a California corporation ("Parent"), was merged (the "Merger") with and into Phobos Corporation, a Utah corporation (the "Company"), pursuant to an Agreement and Plan of Merger and Reorganization (the "Reorganization Agreement"), dated October 16, 2000, among Parent, Merger Sub and the Company. The description contained in this Item 2 of the transactions consummated pursuant to the terms and conditions of the Reorganization Agreement is qualified in its entirety by reference to the full text of the Reorganization Agreement, a copy of which is attached to this Report as Exhibit 2.1.

     Pursuant to the Merger, all outstanding options and shares of common stock of the Company (including all shares of common stock of the Company issued upon conversion of the Company's preferred stock and issuable upon exercise of Company warrants outstanding immediately prior to the effective time of the Merger) have been converted into the right to receive an aggregate of 12,200,000 shares of common stock, stock options and warrants to purchase common stock of Parent and up to an aggregate of approximately $30 million in cash. In addition, up to an additional $20 million in cash payments will be distributed to holders of Company common stock and warrants to purchase Company common stock upon achievement by the Company of certain quarterly revenue targets. No fractional shares of Parent common stock will be issued in connection with the Merger. In lieu thereof, any holder of Company common stock who would otherwise have been entitled to receive fractional shares of the Parent common stock will be paid an amount based on the value of such fractional shares multiplied by $17.87 (rounded to the nearest whole cent) without interest.

     At the Effective Time, as defined in the Reorganization Agreement, the Company ceased to exist and the Merger Sub, as the surviving corporation in the Merger, became a wholly-owned subsidiary of the Parent. The Merger was intended to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended, and will be accounted for on a purchase basis. Also at the Effective Time, Ronald E. Heinz, Jr., President and Chief Executive Officer of the Company, became a director of Parent.

     The Company designs and manufacturers innovative products that offload and accelerate secure transaction processing, delivering higher performance for servers tasked with secure Internet-based applications. The Company's Secure Sockets Layer (SSL) products offload the burden of encryption/decryption processing from the secure server, resulting in as much as a 50-fold increase in the number of transactions an e-commerce site can handle. The Company also offers load balancing products that intelligently manage traffic across web server farms, assuring optimal performance for the site. SSL offloading and load balancing deliver the speed, reliability and high availability that medium to large enterprises, service providers and e-commerce sites need.

     The Reorganization Agreement, the Amendment to the Agreement and Plan of Merger and the press release issued in connection with the closing of this acquisition are filed as Exhibits 2.1, 2.2 and 99.1, respectively, to this Report and are incorporated herein by reference.

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Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a)  Financial Statements of Business Acquired

     It is impracticable for Parent to file herewith the required financial statements in this Current Report on Form 8-K. Accordingly, such financial statements will be filed by amendment as soon as practicable, but not later than 60 days after the date on which this Form 8-K must be filed in accordance with paragraph (4) of Item 7(a) of Form 8-K.

(b)  Pro Forma Financial Information

     It is impracticable for Parent to file herewith the required pro forma financial information in this Current Report on Form 8-K. Accordingly, such pro forma financial information will be filed by amendment as soon as practicable, but not later than 60 days after the date on which this Form 8-K must be filed in accordance with paragraph (4) of Item 7(b) of Form 8-K.

(c)  Exhibits

     2.1 Agreement and Plan of Merger and Reorganization, dated as of October 16, 2000, among SonicWALL, Inc., a California corporation, Pluto Acquisition Corp., a Utah corporation, and a wholly-owned subsidiary of SonicWALL, Phobos Corporation, a Utah corporation and GMS Capital Partners, L.P., a Delaware limited partnership, as Stockholders' Representative.

     2.2 Amendment to Agreement and Plan of Merger, dated as of November 6, 2000, by and among SonicWALL, Inc., a California corporation, Pluto Acquisition Corporation, a Utah corporation, and a wholly-owed subsidiary of SonicWALL, Phobos Corporation, a Utah corporation and GMS Capital Partners, L.P., a Delaware limited partnership, as Stockholders' Representative.

     99.1 Press Release entitled "SonicWALL Completes Acquisition of Phobos Corporation," issued November 16, 2000.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             SonicWALL, Inc.
                                             (Registrant)

Date: November 27, 2000                  By: /s/ Sreekanth Ravi
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                                             Sreekanth Ravi
                                             President & Chief Executive Officer

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                                 Exhibit Index

2.1 Agreement and Plan of Merger and Reorganization, dated as of October 16, 2000, among SonicWALL, Inc., a California corporation, Pluto Acquisition Corp., a Utah corporation, and a wholly-owned subsidiary of SonicWALL, Phobos Corporation, a Utah corporation and GMS Capital Partners, L.P., a Delaware limited partnership, as Stockholders' Representative.

2.2 Amendment to Agreement and Plan of Merger, dated as of November 6, 2000, by and among SonicWALL, Inc., a California corporation, Pluto Acquisition Corporation, a Utah corporation, and a wholly-owed subsidiary of SonicWALL, Phobos Corporation, a Utah corporation and GMS Capital Partners, L.P., a Delaware limited partnership, as Stockholders' Representative.


99.1 Press Release dated November 16, 2000.

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